As filed with the Securities and Exchange Commission on May 23, 2017
Registration No. 333-211501
Registration No. 333-204330
Registration No. 333-195843
Registration No. 333-190465

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-211501
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-204330
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-195843
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-190465
UNDER
THE SECURITIES ACT OF 1933

RETAILMENOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0159761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Congress Avenue, Suite 700 Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Plan, as amended
RetailMeNot, Inc. 2013 Employee Stock Purchase Plan
RetailMeNot, Inc. 2013 Equity Incentive Plan
RetailMeNot, Inc. GiftcardZen Equity Incentive Plan
(Full title of the plan)

G. Cotter Cunningham
Chief Executive Officer
301 Congress Avenue, Suite 700
Austin, Texas 78701
(Name and address of agent for service)

(512) 777-2970
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(do not check if a small reporting company)	Smaller reporting company	☐

These post-effective amendments (the “Post-Effective Amendments”), filed by RetailMeNot, Inc., a Delaware corporation (the “Company”),  remove from registration all shares of Series 1 common stock, par value $0.001 per share, of the Company (the “Shares”) that remain unsold under the following Registration Statements on Form S-8 filed by the Company (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”): Form S-8 filed on May 20, 2016 (File No. 333-211501), May 20, 2015 (File No. 333-204330), May 9, 2014 (File No. 333-195843)  and August 7, 2013 (File No. 333-190465).

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-211501	May 20, 2016	RetailMeNot, Inc. 2013 Employee Stock Purchase Plan RetailMeNot, Inc. 2013 Equity Incentive Plan RetailMeNot, Inc. GiftcardZen Equity Incentive Plan	510,913 2,043,655 710,510

333-204330	May 20, 2015	RetailMeNot, Inc. 2013 Employee Stock Purchase Plan RetailMeNot, Inc. 2013 Equity Incentive Plan	542,529 2,170,117

333-195843	May 9, 2014	RetailMeNot, Inc. 2013 Employee Stock Purchase Plan RetailMeNot, Inc. 2013 Equity Incentive Plan	526,768 2,107,074

333-190465	August 7, 2013	2007 Stock Plan, as amended RetailMeNot, Inc. 2013 Employee Stock Purchase Plan RetailMeNot, Inc. 2013 Equity Incentive Plan	5,599,195 560,907 4,102,093

On April 10, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Harland Clarke Holdings Corp., a Delaware corporation (“Parent”) and its wholly owned subsidiary, R Acquisition Sub, Inc., a Delaware corporation (“Purchaser”). Pursuant to the Merger Agreement, Parent caused Purchaser to commence a cash tender offer for all of the Company’s outstanding Shares at a purchase price of $11.60 per Share (the “Offer”). On May 23, 2017, following the completion of the Offer, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 23rd day of May, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

RETAILMENOT, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham
Chief Executive Officer